As filed with the Securities and Exchange Commission on July 26, 2018

Registration No. 333-217550

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LINN ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	83-1207960
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 Travis St.

Houston, Texas 77002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Candice J. Wells

Senior Vice President, General Counsel

and Corporate Secretary

Linn Energy, Inc.

600 Travis St.

Houston, Texas 77002

(281) 840-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer

Brooks W. Antweil

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

(713) 836-3600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement initially filed on Form S-1, File No. 333-217550, by Linn Energy, Inc., a Delaware corporation (“Old Linn”), with the Securities and Exchange Commission (the “Commission”) on April 28, 2017, registering 54,206,895 shares of Old Linn’s Class A common stock, par value $0.001 per share, for resale, from time to time, by the selling stockholders named therein (as amended, the “Registration Statement”). The Registration Statement was declared effective by the Commission on October 12, 2017. Post-Effective Amendment No. 1 to the Registration Statement, which Old Linn filed with the Commission on March 16, 2018, converted the Form S-1 into a registration statement on Form S-3, which became effective automatically upon filing.

On July 25, 2018, pursuant to an Agreement and Plan of Merger, dated as of July 25, 2018, by and among Old Linn, New LINN Inc. (“New Linn”) and Linn Merger Sub #1, LLC (“Merger Sub”), Old Linn merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of New Linn. New Linn was then renamed Linn Energy, Inc.

New Linn, on behalf of Merger Sub, has terminated the offering of securities pursuant to the Registration Statement. In accordance with undertakings made by Old Linn in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of Old Linn that had been registered for issuance that remain unsold at the termination of such offering, New Linn hereby removes and withdraws from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 26, 2018.

LINN ENERGY, INC.

By:	/s/ Candice J. Wells
	Name:	Candice J. Wells
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Note:	No other person is required to sign this Post-Effective Amendment No. 2 to Form S-3 Registration Statement upon reliance on Rule 478 under the Securities Act of 1933, as amended.